Exhibit 99.11

Non-Executive Employee

ALEXANDER & BALDWIN, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT

AWARD AGREEMENT

RECITALS

A.                                   The Corporation has implemented the Plan for the purpose of providing eligible persons in the Corporation’s service with the opportunity to participate in one or more cash or equity incentive compensation programs designed to encourage them to continue their service relationship with the Corporation.

B.                                     Participant is to render valuable services to the Corporation (or any Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s issuance of shares of Common Stock to Participant under the Stock Issuance Program.

C.                                     All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix A.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       Grant of Restricted Stock Units.  The Corporation hereby awards to Participant, as of the Award Date, restricted stock units under the Plan.  The number of shares of Common Stock underlying the awarded restricted stock units and the applicable performance- vesting requirements for those units and the underlying Shares are set forth in the Award Notice.  The remaining terms and conditions governing the Award shall be as set forth in this Agreement.

2.                                       Limited Transferability.  Prior to the actual issuance of the Shares which vest hereunder, Participant may not transfer any interest in the restricted stock units subject to the Award or the underlying Shares or pledge or otherwise hedge the sale of those units or Shares, including (without limitation) any short sale or any acquisition or disposition of any put or call option or other instrument tied to the value of those Shares.  However, any Shares which vest hereunder but otherwise remain unissued at the time of Participant’s death may be transferred pursuant to the provisions of Participant’s will or the laws of inheritance or to Participant’s designated beneficiary or beneficiaries of this Award. Participant may also direct the Corporation to record the ownership of any Shares which in fact vest and become issuable hereunder in the name of a revocable living trust established for the exclusive benefit of Participant or Participant and his or her spouse. Participant may make such a beneficiary designation or ownership directive at any time by filing the appropriate form with the Plan Administrator or its designee.

3.                                       Vesting Requirements.  The Shares subject to the Award shall initially be unvested and shall vest only in accordance with the vesting provisions of this Paragraph 3 or the special vesting acceleration provisions of Paragraph 5. The actual number of Shares in which Participant shall vest under this Paragraph 3 shall be determined pursuant to a two-step process:  (i) first there shall be calculated the maximum number of Shares in which Participant can vest based upon the level at which the Performance Goals specified on Schedule I to the Award Notice are actually attained and (ii) then the number of the Performance Shares resulting from the clause (i) calculation in which Participant shall actually vest shall be determined on the basis of his or her completion of the applicable Service-vesting provisions set forth below.  Accordingly, the vesting of the Shares shall be calculated as follows:

(a)                                  Performance Vesting:  Within sixty (60) days following the completion of the Performance Period, the Plan Administrator shall determine the applicable number of Performance Shares in accordance with the provisions of the Award Notice and Schedule I attached thereto.

(b)                                 Service Vesting:  The Performance Shares so determined represent the maximum number of Shares in which Participant can vest hereunder.  The actual number of Shares in which Participant shall vest shall be determined as follows:

(i)                                     If Participant continues in Service through the completion of the Performance Period, Participant shall vest in one third of the Performance Shares.  If the Performance Period is coincident with the calendar year, then the Shares underlying those particular Performance Shares shall be issued to Participant during the period beginning with the first business day of the succeeding calendar year and ending on March 15th of that year. If the Performance Period is not coincident with the calendar year, then the Shares underlying those particular Performance Shares shall be issued within sixty (60) days following the completion date of that Performance Period or as soon as administratively practicable thereafter, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following such completion date. The Participant shall vest in the balance of the Performance Shares in two (2) successive equal annual installments upon his or her completion of each year of Service over the two-year period measured from the first anniversary of the start date of the Performance Period. The Shares in which Participant vests on each such Service-vesting date shall be issued on that date or as soon as administratively practicable thereafter, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following such Service-vesting date.

(ii)                                  If Participant ceases Service prior to the completion of the Performance Period by reason of Early Retirement, Normal Retirement, death or Permanent Disability, then Participant shall, upon the completion of such Performance Period, vest in a portion of the Performance Shares determined by multiplying (x) the maximum number of Performance Shares in which Participant would have vested, based on the actual level of Performance Goal attainment for the Performance Period, had Participant completed the three (3)-year Service vesting requirement set forth in subparagraph (i) above by (y) a fraction, the numerator of which is the number of months of actual Service completed by Participant in such Performance Period (rounded to the closest whole month), and the denominator of which is thirty-six (36) months.  If the Performance Period is coincident with the calendar year, then the Shares underlying the Performance Shares in which Participant vests in accordance with this subparagraph (ii) shall be issued to Participant during the period beginning with the first business day of the succeeding calendar year and ending on March 15th of that year. If the Performance Period is not coincident with the calendar year, then the Shares underlying those vested Performance Shares shall be issued within sixty (60) days following the completion date of that Performance Period or as soon as administratively practicable thereafter, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following such completion date.

(iii)                               If Participant ceases Service on or after the completion of the Performance Period by reason of Early Retirement or Normal Retirement but prior to vesting in all the Performance Shares that become subject to this Award on the basis of actual Performance Goal attainment for the completed Performance Period, then Participant shall vest in a portion of those unvested Performance Shares determined by multiplying (x) the number of Performance Shares in which Participant would have vested at the end of the one-year Service-vesting period in which such cessation of Service occurs had Participant continued in Service throughout that one-year period by (y) a fraction, the numerator of which is the number of months of actual Service completed by Participant during that particular one-year Service-vesting period (rounded to the closest whole month), and the denominator of which is twelve (12) months. The Shares underlying the Performance Shares in which Participant vests pursuant to this subparagraph (iii) shall be issued on the date of Participant’s Separation of Service due to his or her Early Retirement or Normal Retirement or as soon as administratively practicable thereafter but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from Service.

(iv)                              If Participant ceases Service on or after the completion of the Performance Period by reason of death or Permanent Disability but prior to vesting in all the Performance Shares that become subject to this Award on the basis of actual Performance Goal attainment for the completed Performance Period, then Participant shall immediately vest in all those unvested Performance Shares, and the Shares underlying those Performance Shares shall be issued on the date of Participant’s Separation of Service due to his or her death or Permanent Disability or as soon as administratively practicable thereafter but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from Service.

(v)                                 If Participant’s Service ceases for any other reason, whether before or after the completion of the Performance Period but prior to the completion of the Service-vesting provisions of this Agreement, then Participant shall cease to have any further right or entitlement to the unvested Shares at the time subject to this Award and shall not vest in those unvested Shares.

Schedule I attached to this Agreement sets forth examples illustrating the calculation of the number of Shares in which the Participant may vest based upon hypothetical levels of Performance Goal attainment and service vesting requirements.

4.                                       Stockholder Rights and Dividend Equivalents

(a)                                  The holder of this Award shall not have any stockholder rights, including voting, dividend or liquidation rights, with respect to the Shares subject to the Award until Participant becomes the record holder of those Shares upon their actual issuance following the Corporation’s collection of the applicable Withholding Taxes.

(b)                                 Notwithstanding the foregoing, should any dividend or other distribution payable other than in shares of Common Stock be declared and paid on the Corporation’s outstanding Common Stock in one or more calendar years during which Shares remain subject to this Award (i.e., those Shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account shall be established for Participant and credited with a phantom dividend equivalent in accordance with the following parameters:

(i)                                           For any dividend or distribution payable on or before the scheduled completion date of the Performance Period, such phantom dividend shall be equivalent to the actual dividend or distribution which would have been paid on the number of Shares issuable under this Award at Extraordinary Level Attainment had that number of Shares been issued and outstanding and entitled to that dividend or distribution. The phantom dividend equivalents so credited shall be distributed to Participant in a lump sum (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) within the sixty (60)-day period following the scheduled completion date of that Performance Period or as soon as administratively practicable thereafter, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following such scheduled completion date.  However, to the extent one or more Shares subject to this Award are cancelled due to the failure to achieve Extraordinary Level Attainment of the Performance Goal applicable to those Shares, no phantom dividend equivalents shall be paid with respect to those particular Shares, and those phantom dividend equivalents shall be cancelled.

(ii)                                  For dividends or distributions payable on the outstanding Common Stock after the scheduled completion date of the Performance Period, such phantom dividend shall be equivalent to the actual dividend or distribution which would have been paid on the number of Shares at the time subject to this Award based on actual Performance Goal attainment, had that number of Shares been issued and outstanding and entitled to that dividend or distribution. The phantom dividend equivalents so credited to the Participant’s book account on one or more dates in any calendar quarter following the scheduled completion date of the Performance Period shall be distributed to Participant in a lump sum (in cash or such other form as the Plan Administrator may deem appropriate in its sole discretion) on the last business day of that calendar quarter.

(iii)                               Each such distribution under this Paragraph 4(b) shall be subject to the Corporation’s collection of the Withholding Taxes applicable to that distribution.

5.                                       Change in Control Prior to Completion of Performance Period.  The following provisions shall apply only to the extent a Change in Control is consummated prior to the completion of the applicable Performance Period and shall have no force or effect in the event the closing of the Change in Control occurs on or after the completion of such Performance Period.

(a)                                  This Award may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash retention account established by the successor entity.  In such event, the following provisions shall be in effect:

(i)                                     Unless the Plan Administrator determines otherwise at the time, the Performance-Vesting requirements of this Agreement shall terminate, and the assumption or continuation of this Award shall be effected in accordance with Paragraph 5(b) below on the basis of the number of Shares that would have been issuable under this Award had there been Target Level Attainment of each of the Performance Goals. The Service-vesting and issuance provisions of Paragraph 3(b) shall continue in effect with respect to the assumed or continued Award.

(ii)                                  If Participant ceases Service prior to the completion of the Performance Period by reason of Early Retirement, Normal Retirement, death or Disability, then Participant shall, upon the closing of the Change in Control or (if later) such cessation of Service, vest in that number of Shares determined by multiplying (x) the number of Performance Shares which would have resulted had the Corporation achieved each applicable Performance Goal at Target Level Attainment and Participant completed the three (3)-year Service vesting requirement of Paragraph 3(b) by (y) a fraction, the numerator of which is the number of months of actual Service completed by Participant in such Performance Period (rounded to the closest whole month), and the denominator of which is thirty-six (36) months.  The Shares in which Participant so vests shall be issued to Participant on the date the Shares would have otherwise been issued pursuant to the provisions of Paragraph 3(b)(ii) in the absence of such Change in Control or, should such cessation of Service occur after such Change in Control but within twelve (12) months after the closing of a Qualifying Change in Control, on the date of Participant’s Separation from Service (if earlier) due to such cessation of Service.

(iii)                               Any cash retention account established in replacement of this Award shall initially be credited with the fair market value (at the effective time of the Change in Control) of the number of Shares that would have been issuable under this Award had there been Target Level Attainment of each of the Performance Goals, and interest shall accrue on the outstanding balance of such account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 10, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal.  The cash retention account shall vest and be paid out in accordance with the Service-vesting and issuance provisions of Paragraph 3(b) or (to the extent applicable) in accordance with the Service-vesting and issuance provisions of Paragraph 5(a)(ii) above. The Participant’s interest in the account shall at all times be that of a general, unsecured creditor.

(iv)                              In the event of such assumption or continuation of this Award or such replacement of the Award with a cash retention account, no accelerated vesting of the restricted stock units subject to this Award or the underlying Shares shall occur at the time of the Change in Control, and the Service-vesting provisions of Paragraph 3(b) shall continue in full force and effect.

(b)                                 In the event this Award is assumed or otherwise continued in effect in connection with such Change in Control, the securities subject to the Award shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the number of Shares issuable under this Award at Target Level Attainment of each Performance Goal would have been converted in consummation of that Change in Control had that number of Shares actually been issued and outstanding at that time. To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the restricted stock units subject to the Award at that time, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(c)                                  Upon Participant’s Separation from Service due to an Involuntary Termination occurring within twelve (12) months after a Change in Control in which this Award is assumed or continued in effect, Participant shall immediately vest in that number of Shares equal to the Performance Shares which would have resulted had the Corporation achieved each applicable Performance Goal at Target Level Attainment and Participant completed the three (3)-year Service vesting requirement of Paragraph 3(b), and that number of Shares shall be issued to Participant on the date those Shares would have otherwise been issued pursuant to the provisions of Paragraph 3(b) in the absence of such Change in Control or, should such cessation of Service occur within twelve (12) months after the closing of a Qualifying Change in Control, on the date of Participant’s Separation from Service (if earlier) due to such cessation of Service. Should this Award be replaced with a cash retention account in accordance with Paragraph 5(a), then that account shall vest upon Participant’s Separation from Service due to the Involuntary Termination, provided and only if such Involuntary Termination occurs within twelve (12) months following the Change in Control. Such vested balance, together with all accrued interest thereon through the actual payment date, shall be distributed, as to each Share to which the cash retention account pertains, on the earlier of (x) the date that Share would have otherwise been issued pursuant to the Service-vesting and issuance provisions set forth in Paragraph 3(b) in the absence of such Change in Control or (y) the date of Participant’s Separation from Service, provided such Separation from Service occurs within twelve (12) months after a Qualifying Change in Control. Except for the number of Shares and the cash retention balance distributed in accordance with the foregoing provisions of this Paragraph 5(c), Participant shall have no further right or entitlement to any additional Shares or other cash amounts hereunder upon such Separation from Service.

(d)                                 If the Award is not assumed by the successor entity or otherwise continued in effect or replaced with a cash retention account in accordance with Paragraph 5(a), then the following provisions shall apply in the event the Change in Control is effected prior to the completion of the Performance Period:

(i)                                           If Participant continues in Service through the effective date of the Change in Control, then Participant shall, upon the closing of such Change in Control, vest in that number of Shares equal to the Performance Shares which would have resulted had the Corporation achieved each applicable Performance Goal at Target Level Attainment and Participant completed the three (3)-year Service vesting requirement of Paragraph 3(b). The Shares in which Participant so vests shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of the Change in Control. Such consideration per Share shall be distributed to Participant on the earliest to occur of (x) the date the Share would have otherwise been issued pursuant to the Service-vesting and issuance provisions set forth in Paragraph 3(b) in the absence of such Change in Control, (y) the date of Participant’s Separation from Service, provided such Separation from Service occurs within twelve (12) months after a Qualifying Change in Control, or (z) the first date following a Qualifying Change in Control transaction on which the distribution can be made without contravention of any applicable provisions of Code Section 409A or as soon as administratively practicable following the applicable distribution date, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following that date.

(ii)                                        To the extent the consideration payable per share of Common Stock in the Change in Control is in the form of cash, a fully-vested cash retention account shall be established by the successor entity at the time of such Change in Control for each Share that vests on an accelerated basis in accordance with Section 5(d)(i) above. Such account shall be credited with the amount of the cash consideration payable for the Shares, and interest shall accrue on the outstanding balance of that account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 10, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal. The cash retention account, together with all accrued interest thereon through the actual payment date, shall be distributed, as to each Share to which that cash retention account pertains, in accordance with the foregoing distribution provisions of Paragraph 5(d)(i) above, and the Participant’s interest in the account shall at all times be that of a general, unsecured creditor.

(iii)                                     If Participant ceases Service prior to the effective date of the Change in Control by reason of Early Retirement, Normal Retirement, death or Disability then Participant shall, upon the closing of such Change in Control, vest in that number of Shares determined by multiplying (x) the number of Performance Shares which would have resulted had the Corporation achieved each applicable Performance Goal at Target Level Attainment and Participant completed the three (3)-year Service vesting requirement of Paragraph 3(b) by (y) a fraction, the numerator of which is the number of months of actual Service completed by Participant in such Performance Period (rounded to the closest whole month), and the denominator of which is thirty-six (36) months. The Shares in which Participant so vests shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of the Change in Control. Such consideration per Share shall be distributed to Participant on the earlier of (A) the date the Share would have otherwise been issued pursuant to the provisions of Paragraph 3(b)(ii) in the absence of such Change in Control or (B) the first date following a Qualifying Change in Control transaction on which the distribution can be made without contravention of any applicable provisions of Code Section 409A.

(iv)                                    Except for the amount of consideration so calculated, Participant shall have no further right or entitlement to any additional Shares or consideration under this Award.

6.                                       Change in Control On or After Completion of Performance Period.  The following provisions shall apply only to the extent a Change in Control is consummated on or after the completion of the applicable Performance Period and shall have no force or effect in the event the closing of the Change in Control occurs prior to the completion of such Performance Period.

(a)                                  This Award may be assumed by the successor entity or otherwise continued in full force and effect or may be replaced with a cash retention account established by the successor entity.  Any such assumption or continuation of this Award shall be effected in accordance with Paragraph 6(b) below. Any cash retention account established in replacement of this Award shall initially be credited with the fair market value (at the effective time of the Change in Control) of the Performance Shares subject to the Award at that time on the basis of actual Performance Goal attainment, and interest shall accrue on the outstanding balance of such account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 10, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal.  The cash retention account shall vest and be paid out in accordance with the Service-vesting and issuance provisions of Paragraph 3(b), and the Participant’s interest in the account shall at all times be that of a general, unsecured creditor. In the event of such assumption or continuation of this Award or such replacement of the Award with a cash retention account, no accelerated vesting of the restricted stock units subject to this Award or the underlying Shares shall occur at the time of the Change in Control, and the Service-vesting provisions of Paragraph 3 shall continue in full force and effect.

(b)                                 In the event this Award is assumed or otherwise continued in effect in connection with the Change in Control, the securities subject to the Award shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the Shares at the time subject to this Award would have been converted in consummation of that Change in Control had those Shares actually been issued and outstanding at that time.  To the extent the actual holders of the outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or parent entity) may, in connection with the assumption or continuation of the restricted stock units subject to the Award at that time, but subject to the Plan Administrator’s approval prior to the Change in Control, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction, provided such common stock is readily tradable on an established U.S. securities exchange or market.

(c)                                  Upon Participant’s Separation from Service due to an Involuntary Termination occurring within twelve (12) months following the Change in Control in which this Award is assumed or otherwise continued in effect, Participant shall immediately vest in all the Performance Shares subject to the Award at that time on the basis of actual Performance Goal attainment for such Performance Period. The Shares underlying those vested Performance Shares shall be issued to Participant on the date of such Separation from Service or as soon as administratively practicable thereafter but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from Service. Should this Award be replaced with a cash retention account in accordance with Paragraph 6(a), then the balance credited to that account at the time of such Involuntary Termination shall vest upon his or her Separation from Service due to such Involuntary Termination, provided and only if such Separation from Service occurs within twelve (12) months following the Change in Control. The distribution of such vested balance, together with all accrued interest thereon through the actual payment date, shall be made to Participant on the date of such Separation from Service or as soon as administratively practicable thereafter but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following the date of such Separation from Service.

(d)                                 If the Award is not assumed by the successor entity or otherwise continued in effect or replaced with a cash retention program in accordance with Paragraph 6(a), then the following provisions shall apply in the event the Change in Control is effected on or after the completion of the Performance Period:

(i)                                           If Participant continues in Service through the effective date of the Change in Control, then Participant shall, upon the closing of such Change in Control, vest in all the Shares that are at the time subject to this Award on the basis of actual Performance Goal attainment.

(ii)                                        The Shares in which Participant so vests shall be converted into the right to receive the same consideration per share of Common Stock payable to the other stockholders of the Corporation in consummation of the Change in Control. Such consideration per Share shall be distributed to Participant on the earliest to occur of (x) the date the Share would have otherwise been issued pursuant to the Service-vesting and issuance provisions set forth in Paragraph 3(b) in the absence of such Change in Control, (y) the date of Participant’s Separation from Service or (z) the first date following a Qualifying Change in Control transaction on which the distribution can be made without contravention of any applicable provisions of Code Section 409A or as soon as administratively practicable following the applicable distribution date, but in no event later than the fifteenth (15th) day of the third (3rd) calendar month following that date.

(iii)                                     To the extent the consideration payable per share of Common Stock in the Change in Control is in the form of cash, a fully-vested cash retention account shall be established by the successor entity at the time of such Change in Control.  Such account shall be credited with the amount of the cash consideration payable for the Shares that are at the time subject to this Award on the basis of actual Performance Goal attainment, and interest shall accrue on the outstanding balance of that account, for the period commencing with the closing date of the Change in Control and continuing through the date of the final payment of the account, including any deferred payment date under Paragraph 10, at a variable per annum rate, compounded semi-annually, equal to the prime rate of interest as in effect from time to time during such period, as determined on the basis of the prime rate quotations published in The Wall Street Journal. The cash retention account, together with all accrued interest thereon through the actual payment date, shall be distributed, as to each Share to which that cash retention account pertains, in accordance with the distribution provisions of subparagraph (ii) of this Paragraph 6(d), and the Participant’s interest in the account shall at all times be that of a general, unsecured creditor.

7.                                       Change in Control Benefits Agreement.  Notwithstanding anything to the contrary in this Agreement, if Participant is, at the time of a change in control or ownership of the Corporation (whether or not that transaction constitutes a Change in Control hereunder), a party to a Change in Control Benefits Agreement with the Corporation, then the provisions of that agreement shall, to the extent applicable to this Award, govern Participant’s rights and benefits with respect to the restricted stock units and underlying Shares subject to this Agreement, and in the event of any conflict between the provisions of that Change in Control Benefits Agreement and this Agreement, the provisions of the Change in Control Benefits Agreement shall be controlling; provided, however, that in the event there is any conflict between the issuance or distribution provisions of this Agreement and the issuance or distribution provisions of the Change in Control Benefits Agreement, the issuance and distribution provisions of this Agreement shall be controlling.

8.                                       Adjustment in Shares.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction, extraordinary dividend or distribution or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, or should the value of the outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, or should there occur any merger, consolidation or other reorganization, then equitable adjustments shall be made by the Plan Administrator to the total number and/or class of securities issuable pursuant to this Award in order to reflect such change and thereby prevent a dilution or enlargement of benefits hereunder. In making such equitable adjustments, the Plan Administrator shall take into account any amounts credited to Participant’s book account under Paragraph 4(b) in connection with the transaction, and the determination of the Plan Administrator shall be final, binding and conclusive.  In the event of any Change in Control transaction, the adjustment provisions of Paragraph 5(b) or 6(b), as applicable, shall be controlling.

9.                                       Issuance of Vested Shares and Applicable Withholding Taxes.

(a)                                  Any Shares to be issued to Participant in accordance with the foregoing provisions of this Agreement shall be in the form of a book entry evidencing ownership of those Shares. Actual certificates for the vested Shares evidenced by book entry ownership shall be promptly delivered upon the request of Participant or any other person having an interest at the time in those Shares.

(b)                                 The Corporation shall collect the Withholding Taxes with respect to each non-Share distribution by withholding a portion of that distribution equal to the amount of the applicable Withholding Taxes, with the cash portion of the distribution to be the first portion so withheld.

(c)                                  Unless Participant (i) otherwise makes satisfactory arrangements with the Corporation’s Human Resources Department, on or before the expiration of the designated notification period preceding the applicable issuance date of the Shares, to pay the applicable Withholding Taxes through the delivery of a check payable to the Corporation in the amount of such Withholding Taxes and (ii) in fact delivers such check to the Corporation not later than that issuance date, the Corporation shall collect the Withholding Taxes applicable to the Share issuance through the following automatic share withholding method:

•                                          On the applicable issuance date, the Corporation shall withhold, from the vested Shares otherwise issuable to Participant at that time, a portion of those Shares with a Fair Market Value (measured as of the issuance date) equal to the applicable Withholding Taxes; provided, however, that the number of Shares which the Corporation shall be required to so withhold shall not exceed in Fair Market Value the amount necessary to satisfy the Corporation’s required tax withholding obligations using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

(d)                                 Notwithstanding the foregoing provisions of this Paragraph 9, the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting of the Shares or any other amounts hereunder (the “Employment Taxes”) shall in all events be collected from the Participant no later than the last business day of the calendar year in which the Shares or other amounts vest hereunder.  Accordingly, to the extent the applicable issuance date for one or more vested Shares or the distribution date for such other amounts is to occur in a year subsequent to the calendar year in which those Shares or other amounts vest, the Participant shall, on or before the last business day of the calendar year in which the Shares or other amounts vest, deliver to the Corporation a check payable to its order in the dollar amount equal to the Employment Taxes required to be withheld with respect to those Shares or other amounts. The provisions of this Paragraph 9(d) shall be applicable only to the extent necessary to comply with the applicable tax withholding requirements of Code Section 3121(v).

(e)                                  Except as otherwise provided in Paragraph 5 or this Paragraph 9, the settlement of all restricted stock units which vest under the Award shall be made solely in shares of Common Stock.  In no event, however, shall any fractional shares be issued.  Accordingly, the total number of shares of Common Stock to be issued at the time the Award vests shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share.

10.                                 Code Section 409A.  Notwithstanding any provision to the contrary in this Agreement, to the extent this Award may be deemed to create a deferred compensation arrangement under Code Section 409A, then the following limitation and provisions shall apply:

•                                          No Shares or other amounts which become issuable or distributable under this Agreement upon Participant’s Separation from Service shall actually be issued or distributed to Participant prior to the earlier of (i) the first (1st) day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of Participant’s death, if Participant is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Plan Administrator in accordance with consistent and uniform standards applied to all other Code Section 409A arrangements of the Corporation, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred Shares or other distributable amount shall be issued or distributed in a lump sum on the first (1st) day of the seventh (7th) month following the date of Participant’s Separation from Service or, if earlier, the first day of the month immediately following the date the Corporation receives proof of Participant’s death.

•                                          Participant’s right to receive each installment of Shares or other installment distribution pursuant to the terms of this Agreements shall, for purposes of Code Section 409A, be treated as a right to receive a series of separate payments.

11.                                 Compliance with Laws and Regulations.  The issuance of shares of Common Stock pursuant to the Award shall be subject to compliance by the Corporation and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange on which the Common Stock may be listed for trading at the time of such issuance.

12.                                 Notices.  Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices.  Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant’s signature line on the Award Notice.  All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13.                                 Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant’s assigns, the legal representatives, heirs and legatees of Participant’s estate and any beneficiaries of the Award designated by Participant.

14.                                 Construction.

(a)                                  This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan and any applicable Change in Control Benefits Agreement.  All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award.

(b)                                 To the extent there is any ambiguity as to whether any provision of this Agreement would otherwise contravene one or more applicable requirements or limitations of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder, such provision shall be interpreted and applied in a manner that complies with the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.

(c)                                  This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.                                 Governing Law.  The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Hawaii without resort to that State’s conflict-of-laws rules.

16.                                 Coverage under Recoupment Policy. If Participant is on the Award Date, or at any time thereafter becomes, either an executive officer of the Corporation subject to Section 16 of the 1934 Act, or a participant in the Corporation’s Performance Improvement Incentive Plan, then Participant shall be subject to the Alexander & Baldwin, Inc. Policy Regarding Recoupment of Certain Compensation, effective as of June 29, 2012 (the “Recoupment Policy”), the terms of which are hereby incorporated herein by reference and receipt of a copy of which Participant hereby acknowledges.  If Participant is subject to the Recoupment Policy, then any incentive compensation that is paid or granted to, or received by, Participant on or after June 29, 2012 (including any incentive compensation that is paid to, or received by, Participant on or after June 29, 2012 pursuant to an incentive compensation award made to Participant prior to June 29, 2012, whether by the Corporation or any predecessor entity) and during the three-year period preceding the date on which the Corporation is required to prepare an accounting restatement due to material non-compliance with any applicable financial reporting requirements under the federal securities laws shall be subject to recovery and recoupment pursuant to the terms of such policy.  For purposes of such Recoupment Policy, “incentive compensation” means any cash or equity-based award (e.g., stock award, restricted stock unit award or stock option grant or shares of Common Stock issued thereunder) or any profit sharing payment or distribution that is based upon the achievement of financial performance metrics.  An additional copy of the Recoupment Policy is available upon request made to the Corporate Secretary at the Corporation’s principal offices.

APPENDIX A

DEFINITIONS

The following definitions shall be in effect under the Agreement:

A.                                   Agreement shall mean this Restricted Stock Unit Award Agreement.

B.                                     Award shall mean the award of restricted stock units made to Participant pursuant to the terms of this Agreement.

C.                                     Award Date shall mean the date the restricted stock units are awarded to Participant pursuant to the Agreement and shall be the date specified in the Award Notice.

D.                                    Award Notice shall mean the Notice of Award of Performance-Based Restricted Stock Units delivered to Participant in which there is set forth the basic terms of the restricted stock units subject to this Agreement.

E.                                      Board shall mean the Corporation’s Board of Directors.

F.                                      Cause shall mean the commission of any act of fraud, embezzlement or dishonesty by Participant, any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner; provided, however, that in the event Participant is, at the time the Corporation (or any Parent or Subsidiary) purports to terminate Participant’s Employee status for Cause, a party to a Change in Control Benefits Agreement applicable to the Award, the term Cause shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.  The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss Participant or any other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan and this Agreement, to constitute grounds for termination for Cause.

G.                                     Change in Control shall mean a change of ownership or control of the Corporation effected through any of the following transactions:

(i)                                     a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing fifty percent (50%) or more of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii)                                  a sale, transfer or other disposition of all or substantially all of the Corporation’s assets,

(iii)                               the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) thirty-five percent (35%) or more of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders, or

(iv)                              a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination;

provided, however, that in the event Participant is a party to a Change in Control Benefits Agreement applicable to the Award, the term Change in Control shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

H.                                    Change in Control Benefits Agreement shall mean any separate agreement between Participant and the Corporation which provides Participant with special vesting acceleration and/or other special benefits with respect to one or more awards of restricted stock units made to Participant for shares of Common Stock, including (to the extent applicable) the restricted stock units evidenced by this Agreement, in the event of a change in control or ownership of the Corporation (whether or not constituting a Change in Control hereunder).

I.                                         Code shall mean the Internal Revenue Code of 1986, as amended.

J.                                        Common Stock shall mean shares of the Corporation’s common stock.

K.                                    Corporation shall mean Alexander & Baldwin, Inc., a Hawaii corporation, and any successor corporation to all or substantially all of the assets or voting stock of Alexander & Baldwin, Inc. which shall by appropriate action adopt the Plan.

L.                                      Early Retirement shall mean Participant’s retirement from Service, with the prior approval of the Corporation (or the Parent or Subsidiary employing Participant), on or after the attainment of age fifty-five (55) and the completion of at least five (5) years of Service.

M.                                 Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

N.                                    Extraordinary Level Attainment shall mean the Corporation’s achievement of each Performance Goal set forth in Schedule I to the Award Notice at the level designated as Extraordinary Level attainment for that goal.

O.                                    Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading beings) on date in question on the Stock Exchange serving as the primary market for the Common Stock, as such price is reported by the National Association of Securities Dealers (if primarily traded on the Nasdaq Global Select Market) or as officially quoted in the composite tape of transactions on any other Stock Exchange on which the Common Stock is then primarily traded.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

P.                                      Good Reason shall mean the occurrence of any of the following events effected without Participant’s consent: (A) a change in Participant’s position with the Corporation (or any Parent or Subsidiary employing Participant) which materially reduces Participant’s duties and responsibilities or the level of management to which Participant reports, (B) a relocation of Participant’s principal place of employment by more than fifty (50) miles, (C) a reduction in Participant’s level of compensation, as measured in terms of base salary, fringe benefits and target annual incentive payment, by more than ten percent (10%) or (D) the failure by the Corporation to continue in effect any stock option or other equity-based plan in which Participant is participating, or in which Participant is entitled to participate, immediately prior to a change in control of the Corporation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or the failure by the Corporation to continue Participant’s participation therein (or in such substitute or alternative plan) on a substantially equivalent basis, both in terms of the amount or timing of payment of benefits provided and the level of Participant’s participation relative to other participants, as existed immediately prior to the change in control of the Corporation.

However, in the event Participant is at the time of his or her cessation of Employee status a party to a Change in Control Benefits Agreement applicable to the Award evidenced by this Agreement, the term Good Reason shall have the meaning ascribed to that term in such Change in Control Benefits Agreement.

Q.                                    Involuntary Termination shall mean the Participant’s Separation from Service by reason of:

(i)                                     Participant’s involuntary dismissal or discharge by the Corporation for reasons other than for Cause, or

(ii)                                  Participant’s voluntary resignation for Good Reason.

R.                                     1934 Act shall mean the Securities Exchange Act of 1934, as amended from time to time.

S.                                      Normal Retirement shall mean shall mean the cessation of Service by reason of retirement at or after the attainment of age sixty-five (65).

T.                                     Participant shall mean the person to whom the Award is made pursuant to the Agreement.

U.                                    Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V.                                     Performance Goals shall mean the performance goals specified on Schedule I of the Award Notice.

W.                                Performance Period shall mean the period specified on Schedule I of the Award Notice over which the attainment of the Performance Goals is to be measured.

X.                                    Performance Shares shall mean the maximum number of Shares in which Participant can vest based on the level at which the Performance Goals for the Performance Period are attained and shall be calculated in accordance with the provisions of the Award Notice.  In no event shall the number of such Performance Shares exceed two hundred percent (200%) of the designated number of Shares set forth in the Number of Shares Subject to Award section of the Award Notice.

Y.                                     Permanent Disability shall mean the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Z.                                     Plan shall mean the Corporation’s 2012 Incentive Compensation Plan.

AA.                         Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

BB.                             Qualifying Change in Control shall mean the date on which there occurs a Change in Control that also qualifies as: (i) a change in the ownership of the Corporation, as determined in accordance with Section 1.409A-3(i)((5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Corporation, as determined in accordance with Section 1.409A-3(i)((5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Corporation, as determined in accordance with Section 1.409A-3(i)((5)(vii) of the Treasury Regulations.

CC.                             Separation from Service shall mean the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment.  The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or as a consultant or independent contractor) permanently decreases to a level that is less than fifty percent (50%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months of employment (or such shorter period for which he or she may have rendered such services). Solely for purposes of determining when a Separation from Service occurs, Participant will be deemed to continue in “Employee” status for so long as he or she remains in the employ of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. “Employer Group” means the Corporation and any Parent or Subsidiary and any other corporation or business controlled by, controlling or under common control with, the Corporation, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.  Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Section 409A of the Code.

DD.                           Service shall mean Participant’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor. For purposes of this Agreement, Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) Participant no longer performs services in any of the foregoing capacities for the Corporation (or any Parent or Subsidiary) or (ii) the entity for which Participant performs such services ceases to remain a Parent or Subsidiary of the Corporation, even though Participant may subsequently continue to perform services for that entity. Service as an Employee shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that the following special provisions shall be in effect for any such leave:

(i)                                     Should the period of such leave (other than a disability leave) exceed six (6) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial six (6)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary).

(ii)                                  Should the period of a disability leave exceed twenty-nine (29) months, then Participant shall be deemed to cease Service and to incur a Separation from Service upon the expiration of the initial twenty-nine (29)-month period of that leave, unless Participant retains a right to re-employment under applicable law or by contract with the Corporation (or any Parent or Subsidiary).  For such purpose, a disability leave shall be a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and causes Participant to be unable to perform the duties of his or her position of employment with the Corporation (or any Parent or Subsidiary) or any substantially similar position of employment with the Corporation (or any Parent or Subsidiary).

(iii)                               Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period Participant is on a leave of absence.

(iv)                              Notwithstanding anything to the contrary in the provisions of this Service definition, Participant shall in all events be deemed to cease Service for purpose of this Award immediately upon Participant’s incurrence of a Separation from Service.

EE.                               Shares shall mean the shares of Common Stock which may vest and become issuable under the Award pursuant to the terms of this Agreement and the Award Notice.

FF.                               Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global or Global Select Market or the New York Stock Exchange.

GG.                             Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  The term Subsidiary shall also include any wholly-owned limited liability company in such chain of subsidiaries that is disregarded for federal income tax purposes.

HH.                           Target Level Attainment shall mean the Corporation’s achievement of each Performance Goal set forth in Schedule I to the Award Notice at the level designated as Target Level attainment for that goal.

II.                                     Withholding Taxes shall mean the federal, state and local income taxes and the employee portion of the federal, state and local employment taxes required to be withheld by the Corporation in connection with the vesting and issuance of the shares of Common Stock which vest under the Award and any phantom dividend equivalents distributed with respect to those shares.

SCHEDULE I

ILLUSTRATION OF VESTING CALCULATIONS

The following examples are for illustration purposes only:

1.               Participant receives an Award for 3,000 Shares at Target Level and Participant continues in Service until the expiration of the requisite three (3)-year Service vesting period. If each of the Performance Goals is attained at the Target Level, Participant shall vest in 1,000 Shares following the completion of the Performance Period and shall vest in the remaining 2,000 shares in two successive equal annual installments upon his or her completion of each of the two remaining years in the Service vesting period.  If each of the Performance Goals is attained at the Extraordinary Level, Participant shall vest in an additional 1,000 Shares for a total of 2,000 Shares following the completion of the Performance Period and shall vest in the remaining 4,000 shares in two successive equal annual installments upon his or her completion of each of the two remaining years in the Service vesting period.

2.               Participant receives an Award for 3,000 Shares at Target Level and Participant ceases Service due to Permanent Disability halfway through the Performance Period.  If each of the Performance Goals is attained at the Target Level, Participant shall vest in 500 of the Shares.  On the other hand, if each of the Performance Goals is attained at the Extraordinary Level, Participant shall vest in an additional 500 Shares for a total of 1,000 Shares. If Participant ceases Service due to Permanent Disability after completing 18 months of Service since the start of the Performance Period, then he or she would vest in all 3,000 Shares at Target Level Attainment and all 6,000 Shares at Extraordinary Level Attainment.

3.               Participant receives an Award for 3,000 Shares at Target Level and Participant continues in Service through the completion of the three (3)-year Service vesting period.  If each of the Performance Goals is attained at a point halfway between the Threshold and Target Levels, Participant would vest in 750 of the Shares following the completion of the Performance Period and would vest in the remaining 1,500 shares in two successive equal annual installments upon his or her completion of each of the two remaining years in the Service vesting period.  On the other hand, if each of the Performance Goals is attained at a point halfway between the Target and Extraordinary Levels, Participant would vest in 1,500 of the Shares following the completion of the Performance Period and would vest in the remaining 3,000 shares in two successive equal annual installments upon his or her completion of each of the two remaining years in the Service vesting period.

4.               Participant receives an Award for 3,000 Shares at Target Level and Participant ceases Service due to Permanent Disability halfway through the Performance Period.  If each of the Performance Goals is attained at a point halfway between the Threshold and Target Levels, Participant would vest in 375 of the Shares following the completion of the Performance Period. On the other hand, if each of the Performance Goals is attained at a point halfway between the Target and Extraordinary Levels, Participant would vest in 750 of the Shares following the completion of the Performance Period.